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                                                                    EXHIBIT (23)

                         INDEPENDENT AUDITORS' CONSENT

To the Board of Directors
ONEOK, Inc.:

We consent to incorporation by reference in the Registration Statements Nos. 333-41263, 333-41265, 333-41267, 333-41269, and 333-81043 on Form S-8 and nos
333-44915, 333-57433, 333-65059, 333-76375, and 333-82717 on Form S-3 of ONEOK,
Inc. of our report dated October 21, 1999, relating to the consolidated balance sheets of ONEOK, Inc. and subsidiaries as of August 31, 1999 and 1998, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended August 31, 1999, which report appears in the August 31, 1999, annual report on Form 10-K of ONEOK, Inc.





                                                              KPMG LLP


Tulsa, Oklahoma
November 22, 1999